Exhibit 99.1

National & Retail Trades and First Call

For release: June 1, 2006 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS MAY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – June 1, 2006 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended May 27, 2006 increased 11.5 percent over the four-week period ended May 28, 2005. On a comparable store basis, sales increased 3.1 percent.

For the 17 weeks ended May 27, 2006, total sales were up 15.0 percent over the 17 weeks ended May 28, 2005.  On a comparable store basis, sales for the 17-week period increased 6.0 percent.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. This Year
	May 27,	May 28,	All	Comp
	2006	2005	Stores	Stores

May	$ 1,002.9	$ 899.1	11.5%	3.1%
YTD	$ 4,187.6	$ 3,641.9	15.0%	6.0%

On May 27, 2006, the Company operated 749 stores in 43 states, compared with 670 stores in 40 states at the same time last year.

The Company will open the balance of its planned 85 stores for 2006 in the third and fourth quarters. The Company will make its initial entry into the state of Washington with stores in the Seattle market and will continue its expansion into Florida.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message. This message will be accessible by calling (630) 652-3120 and will be available for 36 hours, from Thursday, June 1 at 8:30 AM Eastern Time until Friday, June 2, at 8:30 PM Eastern Time.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464